Exhibit 10.22

FIRST AMENDMENT TO COMMERCIAL INDUSTRIAL LEASE AGREEMENT

THIS FIRST AMENDMENT TO COMMERCIAL INDUSTRIAL LEASE AGREEMENT (this “First Amendment”) is made and entered into as of August 12, 2016 (the “Effective Date”), by and between LEGACY STONELAKE JV-T, LLC, a Delaware limited liability company (“Landlord”), and EVERSPIN TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Principal Life Insurance Company, an Iowa corporation (“Principal”) and Tenant entered into that certain Commercial Industrial Lease Agreement dated as of May 18, 2012 (the “Lease”), pursuant to which Principal leased to Tenant and Tenant leased from Principal that certain office space (the “Existing Premises”) commonly known as Suite 100, containing approximately 5,002 rentable square feet located on the first ( floor of that certain building located at 4030 West Braker Lane, Building I, Austin, Texas (the “Building 1”). Building I and Building 3 (as defined below) (each, a “Building”) are part of a multi-building project commonly known as “Stonelake” (the “Project”).

B. Landlord has succeeded to the interests of Principal as landlord under the Lease.

C. Landlord and Tenant now desire to amend the Lease to (i) extend the Original Term, (ii) relocate the Existing Premises to approximately 11,084 rentable square feet, commonly known as Suite 360 and located on the first (151) floor of that certain building located at 4030 West Braker Lane, Building 3, Austin, Texas (the “Building 3”), and depicted on the floor plan attached hereto as Exhibit A (the “Relocated Premises”), and (iii) modify various terms and provisions of the Lease, all as hereinafter provided.

D. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Stub Period. The Original Term for the Existing Premises, which is currently scheduled to expire on September 17, 2016, is hereby extended for a fixed term (the “Stub Period”) commencing upon September 18, 2016 and expiring upon the Relocation Date (as defined below). During the Stub Period, Tenant shall (i) pay monthly Base Rent to Landlord for the Existing Premises in the amount of $5,002.00 per month, and (ii) continue to be responsible for paying Tenant’s Proportionate Share of Operating Expenses and Taxes for the Existing Premises in accordance with the terms of the Lease, as amended hereby. Notwithstanding the foregoing, if the Relocation Date shall occur on or prior to September 17, 2016, then this Section 1 shall be null and void.

2. Relocation of Existing Premises. Effective as of the date (the “Relocation Date”) which is the earlier of (i) the date Tenant commences business operations in all or any portion of the Relocated Premises, and (ii) the date Landlord delivers possession of the Relocated Premises to Tenant Ready for Occupancy (as such terms are defined in the Tenant

Work Letter attached hereto as Exhibit B [the “Tenant Work Letter”]), which Relocation Date is anticipated to be September 15, 2016 (the “Anticipated Relocation Date”): (A) Tenant’s lease of the Existing Premises shall terminate; (B) Tenant shall lease the Relocated Premises for a term (the “Relocation Term”) commencing on the Relocation Date and ending on the date (the “Relocation Term Expiration Date”) which is sixty-four (64) months following the Relocation Date; (C) such lease of the Relocated Premises shall be upon all of the terms and conditions of the Lease, as amended hereby; (D) all references in the Lease, as amended hereby, to the “Premises” shall mean and refer to the Relocated Premises, unless such reference would be illogical or inconsistent with the provisions of the Lease, as modified by this First Amendment; (E) all references in the Lease, as amended hereby, to the “Original Term” shall mean and refer to the Relocation Term, unless such reference would be illogical or inconsistent with the provisions of the Lease, as modified by this First Amendment; and (F) all references in the Lease, as amended hereby, to the “Building” shall mean and refer to Building 3, unless such reference would be illogical or inconsistent with the provisions of the Lease, as modified by this First Amendment. On or prior to the date that is three (3) days after the Relocation Date (such 3-day period, the “Move-Out Period”), Tenant shall vacate the Existing Premises and surrender exclusive possession thereof to Landlord in accordance with the surrender provisions of the Lease, as amended hereby. Notwithstanding the termination of the Lease with respect to the Existing Premises as provided hereinabove, Tenant shall remain liable for (A) all of its obligations as Tenant under the Lease, as amended hereby, with respect to the Existing Premises arising prior to and including the Relocation Date and during that portion of the Move-Out Period that Tenant has not yet vacated and surrendered possession of the Existing Premises to Landlord, and (B) all of Tenant’s indemnification and other obligations with respect to the Existing Premises which expressly survive termination of the Lease, including, without limitation, the obligation to pay for any reconciliation of Tenant’s Proportionate Share of estimated Operating Expenses and Taxes vs. Tenant’s Proportionate Share of actual Operating Expenses and Taxes with respect to the Existing Premises for the period prior to and including the Relocation Date and during that portion of the Move-Out Period that Tenant has not yet vacated and surrendered possession of the Existing Premises to Landlord. If Tenant fails to surrender the Existing Premises to Landlord on or prior to the date which is three (3) days after the Relocation Date, the holdover provisions of Section 17.2 of the Lease shall apply with respect to the Existing Premises. After the Relocation Date occurs, Landlord shall deliver to Tenant a Second Amendment to Commercial Industrial Lease Agreement (the “Second Amendment”) in the form attached hereto as Exhibit C, setting forth, among other things, the Relocation Date and the Relocation Term Expiration Date, which Second Amendment Tenant shall execute and return to Landlord within five (5) business days after Tenant’s receipt thereof. If Tenant fails to execute and return the Second Amendment within such 5-business day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the Second Amendment (and such failure shall constitute a default by Tenant hereunder).

3. Relocated Premises Base Rent.

3.1. Relocated Premises Base Rent. During the Relocation Term, Tenant shall pay monthly installments of Base Rent for the Relocated Premises as set forth in the following schedule, subject to abatement pursuant to Section 3.2 below:

Months of Relocation Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rental Rate Per Rentable Square Foot of Relocated Premises
1 – 24	$199,512.00	$16,626.00	$18.00
25 – 36	$210,596.00	$17,549.67	$19.00
37 – 48	$216,138.00	$18,011.50	$19.50
49 – 60	$221,680.00	$18,473.33	$20.00
61 – 64	$227,222.00	$18,935.17	$20.50

3.2. Relocated Premises Abated Rent. Notwithstanding anything in the Lease or Section 3.1 above to the contrary, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended hereby, and is not in default under the Lease, as amended hereby, beyond all applicable notice and cure periods, Landlord shall abate Tenant’s obligation to pay the monthly installments of Base Rent otherwise payable by Tenant for the Relocated Premises (collectively, the “Relocated Premises Abated Rent”) during the first four (4) months of the initial Relocation Term (the “Relocated Premises Abatement Period”). During the Relocated Premises Abatement Period, Tenant shall remain responsible for the payment of all of its other monetary obligations under the Lease, as amended hereby. In the event of a default by Tenant under the terms of the Lease, as amended hereby, that results in the early termination of the Lease, as amended hereby, pursuant to the provisions of Section 20 of the Lease, then as a part of the recovery set forth in Section 20 of the Lease, Landlord shall be entitled to recover the unamortized portion of the Relocated Premises Abated Rent. For purposes of this Section 3.2, the Relocated Premises Abated Rent shall be amortized on a straight-line basis over the scheduled 64-month Relocation Term, and the unamortized portion thereof shall be determined based upon the unexpired portion of such Relocation Term as of the date of such early termination.

4. Tenant’s Proportionate Share of Operating Expenses and Taxes. From and after the Relocation Date, due to the revised number of rentable square feet contained within the Relocated Premises as compared to the Existing Premises, and the revised number of rentable square feet contained within Building 3 as compared to Building 1, Tenant’s Proportionate Share of Operating Expenses and Taxes shall be revised to be 29.23% (i.e., 11,084 rentable square feet in the Relocated Premises/37,921 rentable square feet in Building 3).

5. Condition of Existinc Premises and Relocated Premises. With respect to: (i) the Existing Premises. Tenant is in possession of the Existing Premises and shall continue its occupancy of same in its current “AS-IS” condition as of the Effective Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Existing Premises, except as otherwise expressly provided in the Lease; and (ii) the Relocated Premises, except as expressly set forth in the Tenant Work Letter and in this Section 5 hereinbelow, Landlord shall not be obligated to provide or pay for (or contribute any improvement allowance for) any improvements, work or services related to the improvement, remodeling or refurbishment of the Relocated Premises, and Tenant shall accept the Relocated Premises in its “AS IS” condition as of the Effective Date and the Relocation Date. TENANT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE LEASE, AS AMENDED HEREBY, LANDLORD HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATIVE TO THE EXISTING PREMISES, THE RELOCATED PREMISES, BUILDING 1, BUILDING 3 OR THE PROJECT. Notwithstanding the foregoing to the contrary, Landlord shall, at Landlord’s sole cost and expense, modify the restrooms located in the Relocated Premises (collectively, the “Restrooms”) as necessary to comply with applicable Law (including the ADA) pertaining to such Restrooms in effect as of the Effective Date. Landlord shall use commercially reasonable efforts to complete the Restroom Work prior to the Relocation Date, but if Landlord does not complete the Restroom Work prior to the Relocation Date, there shall be no extension of the Relocation Date and Tenant hereby acknowledges that Landlord will be performing the Restroom Work during Tenant’s occupancy of the Relocated Premises under the Lease, as amended hereby, and Tenant hereby agrees that Tenant shall accept all inconveniences associated with the performance of the Restroom Work and agrees that the performance of the Restroom Work shall not constitute a constructive eviction of Tenant, nor entitle Tenant to any rent abatement, compensation or other damages from Landlord, nor subject Landlord to any liability, except for any injury to persons or damage to property (but not loss of business or other consequential damages) to the extent caused by Landlord’s gross negligence or willful misconduct and not insured or required to be insured by Tenant under the Lease, as amended hereby.

6. HVAC, Utilities and Janitorial Services Modifications. Notwithstanding anything in the Lease to the contrary, with respect to the Relocated Premises, from and after the Relocation Date, and with respect to the Existing Premises, from and after the Effective Date: (i) subject to the provisions of Section 8 of the Lease, as amended hereby. Tenant shall obtain and pay for electricity provided to the Existing Premises and the Relocated Premises, including all electricity required to provide all heating, ventilation and air conditioning (“HVAC”) for the Existing Premises and the Relocated Premises, from the applicable base building HVAC unit located on the roof of Building I or Building 3, as the case may be, and which exclusively serves the Existing Premises or Relocated Premises, as the case may be (herein, each a “Building HVAC Unit”, as applicable); (ii) subject to the provisions of Section 4 of the Lease, as amended hereby, Landlord shall maintain the applicable Building HVAC Unit; and (iii) Landlord shall provide janitorial services to the Existing Premises and the Relocated Premises as provided in Section 6.9 below. In connection therewith, with respect to the Relocated Premises, from and after the Relocation Date, and with respect to the Existing Premises, from and after the Effective Date, the Lease shall be modified as follows:

6.1. clause (2) of Section 2.3.1.1 of the Lease shall be deleted and replaced with the following: “(2) all costs and expenses incurred by Landlord in providing services and utilities to the Project, including to the Common Area and to tenants of the applicable Building, including, but not limited to, the costs of water, sewer, gas and electricity, and the costs of heat, ventilation or air conditioning (“HVAC”) and other utilities (but excluding the costs of HVAC and electricity provided to the Premises (i.e., the Existing Premises or the Relocated Premises, as the case may be) and the premises of other tenants of the applicable Building since such electricity is separately metered and Tenant pays directly to the utility company for the costs of such utilities provided to the Premises (i.e., the Existing Premises or the Relocated Premises, as the case may be) pursuant to Section 8 below) as well as related fees, assessments, measurement meters and devices and surcharges;”;

6.2. the following shall be added to the end of clause (4) of Section 2.3.1.1 of the Lease: “; provided, however, that any such costs of “repair” and “replacement” shall not include the costs of maintenance, repair and/or replacement of the applicable Building HVAC Unit (as defined in Section 6 of that certain First Amendment to Commercial Industrial Lease Agreement dated August     , 2016 [the “First Amendment”]) (since Tenant is responsible for directly reimbursing Landlord for certain of such costs pursuant to Section 4.2 below)”;

6.3. the following shall be added as new clause (9) of Section 2.3.1.1 of the Lease: “; (9) all costs and expenses incurred by Landlord in providing standard janitorial services to tenants of the applicable Building, including office janitorial services, trash removal and window washing, together with the cost of replacement of the applicable Building standard electric light bulbs and fluorescent tubes and ballasts, which Landlord shall have the exclusive right to provide and install; and”;

6.4. the following shall be added as new clause (10) of Section 2.3.1.1 of the Lease: “; (10) the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the applicable Building and/or the Project, including, without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building Council or Energy Star rating and/or compliance system or program (collectively “Conservation Costs”).”;

6.5. the second (2nd) sentence of Section 4.1 of the Lease shall be deleted and replaced with the following:

“Landlord’s maintenance obligations shall be limited to only the maintenance, repair and replacement of (i) the applicable Building’s roof, foundation and exterior walls and the Common Areas, including, but not limited to the elevators, lobbies and restrooms, landscaping, Parking Areas, and sidewalks (collectively, the “Building’s Structure and Common Areas”), and (ii) the electrical and plumbing systems up to the point they exclusively serve the Premises (i.e., the Existing Premises or the Relocated Premises, as the case may be); provided, however, to the extent such maintenance, repairs and/or replacements are caused by or necessitated due to the negligence or willful misconduct of, or excess use of electrical and plumbing systems by, Tenant or its agents, contractors, employees, licensees and/or invitees, then Tenant shall pay to Landlord, as Additional Rent, the reasonable cost of such maintenance, repairs and/or replacements. Notwithstanding the foregoing, Landlord shall also have additional maintenance, repair and replacement obligations with respect to the applicable Building HVAC Unit as more particularly set forth in Section 4.2 below.”;

6.6. the following shall be added after the text “doors” in the fourth (4th) sentence of Section 4.1 of the Lease: “or HVAC systems to the extent exclusively serving the Premises,”;

6.7. the following shall be added as a new Section 4.2 of the Lease:

“Landlord’s Maintenance and Repair of the Building HVAC Unit and Tenant’s Reimbursement Obligations. Landlord shall also have the obligation to maintain, repair and replace the applicable Building HVAC Unit and, in connection therewith, (i) Tenant shall reimburse Landlord, directly and not as part of Operating Expenses, for the costs incurred by Landlord in the maintenance and repair of the applicable Building HVAC Unit, and (ii) Landlord shall be responsible for the costs of any replacement of the applicable Building HVAC Unit, which costs shall not be included as part of Operating Expenses, except that Tenant shall reimburse Landlord for the costs of any such replacements to the extent such replacements are caused by or necessitated due to the negligence or willful misconduct of, or excess use by, Tenant or its agents, contractors, employees, licensees and/or invitees. All such reimbursements hereunder by Tenant shall be made within thirty (30) days following Tenant’s receipt of an invoice from Landlord therefor.”;

6.8. Section 8 of the Lease shall be modified as follows: (i) the heading of Section 8 entitled “UTILITIES” shall be deleted and replaced with the heading entitled “UTILITIES AND SERVICES”; (ii) the first (1’) paragraph of Section 8 shall be modified to be a new Section 8.1; (iii) the second (2“d) paragraph of Section 8 shall be modified to be a new Section 8.2; (iv) the text “all electricity, heat, telephone,” in the first (151) sentence of such new Section 8.1 of the Lease shall be deleted and replaced with the text “all electricity consumed in the Premises (i.e., the Existing Premises or the Relocated Premises, as the case may be), all electricity incurred or accrued in providing HVAC to the Premises (i.e., the Existing Premises or the Relocated Premises, as the case may be) from the applicable Building HVAC Unit, and all telephone service”; and (v) the text “(including the electricity used to provide HVAC)” shall be added immediately following the text “or failure of utility service” in the fifth (51”) sentence of such new Section 8.1 of the Lease;

6.9. the following shall be added as a new Section 8.3 of the Lease:

“8.3 Janitorial Services. Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises (i.e., the Existing Premises and the Relocated Premises) and window washing services in a manner consistent with other Comparable Buildings (as defined in Section 8.1 of the First Amendment).”;

6.10. the following shall be added as a new Section 8.4 of the Lease:

“8.4 Overstandard Tenant Use. If Tenant shall use, or desire to use, electricity, water, HVAC or any other utilities for the Premises (i.e., the Existing Premises or the Relocated Premises, as the case may be) in quantities that exceed the capacity of the equipment supplying the same to the applicable Building or that are in excess of the quantities normally required for ordinary office use for premises in the Comparable Buildings, then, (i) subject to applicable law, and subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall, at Tenant’s sole cost and expense, install such supplemental equipment as may be reasonably required to provide such excess capacity, and (ii) Tenant shall pay for the cost of any increased wear and tear on existing utility systems and equipment caused by such excess use.”; and

6.11. with respect to Tenant’s existing maintenance and repair obligations set forth in the Lease, the following modifications shall be made: (i) the following shall be added following the phrase “all parts of the Premises” in the first sentence of Section 5.1 of the Lease “including any HVAC systems and equipment located in the Premises (i.e., the Existing Premises or the Relocated Premises, as the case may be) which exclusively serve the Premises (i.e., the Existing Premises or the Relocated Premises, as the case may be) (including any distribution equipment located within the Premises [i.e., the Existing Premises or the Relocated Premises, as the case may be] which provides for distribution of HVAC to the Premises [i.e., the Existing Premises or the Relocated Premises, as the case may be] from the applicable Building HVAC Unit, and any HVAC systems and equipment located in the Premises [i.e. the Existing Premises or the Relocated Premises, as the case may be] for the purpose of providing any supplemental HVAC exclusively to the Premises [i.e., the Existing Premises or the Relocated Premises, as the case may be] or to any server rooms located in the Premises [i.e., the Existing Premises or the Relocated Premises, as the case may be]), and all other systems and equipment located within the Premises (i.e., the Existing Premises or the Relocated Premises, as the case may be) that exclusively serve the Premises (i.e., the Existing Premises or the Relocated Premises, as the case may be)”; and (ii) the following shall each be deleted and of no further force or effect: (A) Section 5.3 of the Lease; (B) the text “HVAC System,” in clause (1) of Section 17.1.3 of the Lease; and (C) clause (2) of the second (2nd) sentence of Section 19.3 of the Lease.

7. Prepaid Rent; Security Deposit. Concurrently with Tenant’s execution and delivery of this First Amendment, Tenant shall (i) pay to Landlord the amount of $100,000.00, which amount shall constitute prepaid Base Rent for the Relocated Premises (the “Prepaid Rent”) paid by Tenant pursuant to the Lease, as amended hereby, and (ii) deposit with Landlord the amount of $24,052.28, which amount Landlord shall add to the Security Deposit held by Landlord under the Lease, as amended hereby, such that after Tenant’s deposit of such $24,052.28 amount, the Security Deposit shall be increased from the amount of the existing Security Deposit (Le., $5,002.00 as set forth in the Basic Lease Information under the Lease) to $29,054.28. Provided that Tenant is not in default under the Lease, as amended hereby, Landlord shall apply the Prepaid Rent as a credit against the installment(s) of Base Rent next due and payable by Tenant under the Lease, as amended hereby, after taking into account the Relocated

Premises Abated Rent as set forth in Section 3.2 above and the Base Rent Credit (if any) as set forth in the Tenant Work Letter, until such Prepaid Rent is exhausted.

8. Extension Option. Section 2 of the Rider to Lease attached to the Lease is hereby deleted in its entirety, and in lieu thereof, Landlord hereby grants Tenant one (I) option (the “Extension Option”) to extend the Relocation Term for all, but not less than all, of the Relocated Premises (sometimes referred to herein as the “Renewal Premises”) for a period of five (5) years (the “Option Term”), which Extension Option shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of the Extension Option, the Relocation Term shall be extended for the Option Tenn.

8.1. Option Rent. The annual Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Fair Market Rental Rate for the Renewal Premises. As used herein, the “Fair Market Rental Rate” for purposes of determining the Option Rent for the Renewal Premises during the Option Term shall mean the annual base rent at which non-renewal, non-equity tenants, as of the commencement of the Option Term will be leasing non-sublease, non-equity, unencumbered space comparable in size, location and quality to the Renewal Premises for a comparable term as the Option Term, which comparable space is located in the Project and in other comparable office buildings located in the Northwest Submarket of Austin, Texas (collectively, the “Comparable Buildings”), taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the Option Term, including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Renewal Premises for the Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Renewal Premises as of the commencement of the Option Term.

8.2. Exercise of Option. The Extension Option shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (the “Interest Notice”) to Landlord not more than twelve (12) months nor less than eleven (1 1) months prior to the expiration of the Relocation Term stating that Tenant may be interested in exercising the Extension Option; (ii) Landlord, after receipt of Tenant’s Interest Notice, shall deliver written notice (the “Option Rent Notice”) to Tenant not less than ten (10) months prior to the expiration of the Relocation Term setting forth the Option Rent; and (iii) if Tenant wishes to exercise the Extension Option, Tenant shall, on or before the date (the “Exercise Date”) which is nine (9) months prior to the expiration of the Relocation Term, exercise the Extension Option by delivering written notice (“Exercise Notice”) thereof to Landlord. Concurrently with Tenant’s delivery of the Exercise Notice, Tenant may object, in writing, to Landlord’s determination of the Fair Market Rental Rate set forth in the Option Rent Notice, in which event such Fair Market Rental Rate shall be determined pursuant to Section 8.3 below. If Tenant timely delivers the Exercise Notice but fails to timely object in writing to Landlord’s determination of the Fair Market Rental Rate set forth in the Option Rent Notice, then Tenant shall be deemed to have accepted Landlord’s determination thereof and the following provisions of Section 8.3 shall not apply. Tenant’s failure to deliver the Interest Notice or the Exercise Notice on or before the delivery dates therefor shall be deemed to constitute Tenant’s waiver of its Extension Option.

8.3. Determination of Option Rent. If Tenant timely and appropriately objects in writing pursuant to Section 8.2 above with respect to the Fair Market Rental Rate for the Renewal Premises for the Option Term initially determined by Landlord in Landlord’s Option Rent Notice, then Landlord and Tenant shall attempt to agree upon the Fair Market Rental Rate, using their best good-faith efforts. If Landlord and Tenant fail to reach agreement by the date (the “Outside Agreement Date”) which is twenty (20) days following Tenant’s delivery of the Exercise Notice, then each party shall submit to the other party a separate written determination of the Fair Market Rental Rate for the Option Term within ten (10) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with the provisions of Sections 8.3.1 through 8.3.7 below. The failure of Tenant or Landlord to submit a written determination of the Fair Market Rental Rate for the Option Term within such ten (10) business day period shall conclusively be deemed to be such party’s approval of the Fair Market Rental Rate for the Option Tenn submitted within such ten (10) business day period by the other party.

8.3.1. Landlord and Tenant shall each appoint one (1) arbitrator who shall by profession be a real estate leasing broker who shall (i) have been active over the ten (10) year period ending on the date of such appointment in the leasing of the Building and the Comparable Buildings, (ii) have no financial interest in Landlord or Tenant, and (iii) not have represented or been employed or engaged by the appointing party during such 10-year period. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate for the Option Term is the closer to the actual Fair Market Rental Rate for the Option Term as determined by the arbitrators, taking into account the requirements with respect thereto set forth in Section 8.1 above. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

8.3.2. The two (2) arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

8.3.3. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to which of Landlord’s or Tenant’s submitted Fair Market Rental Rate for the Option Term is closer to the actual Fair Market Rental Rate for the Option Term and shall select such closer determination as the Fair Market Rental Rate for the Option Term and notify Landlord and Tenant thereof.

8.3.4. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

8.3.5. If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in Section 8.3.1 hereinabove, the arbitrator appointed by one of them shall reach the decision described in Section 8.3.3 above, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

8.3.6. If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, a third arbitrator shall be appointed by the Superior Court in and for the county in which the Building is located.

8.3.7. Each party shall pay the fees and expenses of the arbitrator appointed by or on behalf of it, and each shall pay one-half of the fees and expenses of the third arbitrator, if any.

8.4. Default: Personal. Notwithstanding anything in the foregoing to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under the Lease, as amended hereby, at law or in equity, the Extension Option shall not be deemed properly exercised it as of the date Tenant delivers the Exercise Notice: (i) Tenant has previously been in default under the Lease, as amended hereby, beyond all applicable notice and cure periods; and/or (ii) Landlord does not approve of Tenant’s then-existing financial condition and/or Landlord’s lender does not approve of the terms for the Option Term (including, without limitation, the Option Rent). In addition, the Extension Option is personal to the original Tenant executing this First Amendment (the “Original Tenant”), and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than the Original Tenant, and shall only be available to and exercisable by the Original Tenant when the Original Tenant is in actual and physical possession of the entire Renewal Premises.

9. Parking. From and after the Relocation Date, notwithstanding anything to the contrary set forth in Section 13.4 of the Lease, Tenant shall be entitled to a total of thirty-eight (38) unreserved parking spaces (the “Parking Spaces”) in the Parking Areas, the use of which Parking Spaces by Tenant shall be free of any parking charges and otherwise governed in accordance with the terms of the Lease, as amended hereby.

10. Miscellaneous Modifications. Effective from and after he Effective Date, the Lease shall be modified as follows:

10.1. the following shall be added after the first (1st) sentence of Section 2.3.1.1 of the Lease: “Without limiting the generality of the immediately preceding sentence. Tenant acknowledges that LANDLORD MAKES NO REPRESENTATION OR WARRANTY REGARDING SECURITY SERVICES.”;

10.2. the following shall be added as new Section 3.3 of the Lease:

“3.3 Section 93.012 of the Texas Property Code. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including, but not limited to, provisions regarding calculating and charging Operating Expenses and Taxes and Tenant’s Proportionate Share of Operating Expenses and Taxes) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code. TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER TEXAS PROPERTY CODE SECTION 93.012, AS IT NOW EXISTS OR AS IT MAY BE AMENDED OR SUCCEEDED IN THE FUTURE.”,

10.3. the following shall be added at the end of the fifth (5111) sentence of Section 4.1 of the Lease: “and not insured or required to be insured by Tenant under this Lease”;

10.4. the following shall be added to the end of Section 6.3 of the Lease: “In addition, upon completion of any Alteration, Tenant shall cause an Affidavit of Completion to be recorded in the office of the county clerk of the county in which the Land is located in accordance with Section 53.106 of the Texas Property Code or any successor statute and otherwise comply with the requirements of such Section 53.106.”;

10.5. both occurrences of the text “One Million Dollars ($1,000,000)” in Section 9.1 of the Lease shall be deleted and replaced with the text: “Two Million Dollars ($2,000,000)”;

10.6. the following shall be added before the word “all” in Section 9.2 of the Lease: “(i) all improvements, Alterations and additions to the Premises, including any improvements, Alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises, and (ii)”;

10.7. the following shall be added to the end of the first (1’1) sentence of Section 11.2 of the Lease: “; provided, however, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 9.2(i) above (as added by Section 10.6 of the First Amendment), and Landlord shall repair any damage to such tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the costs of such repair of such tenant improvements and alterations by Landlord exceeds the amount of insurance proceeds received by Landlord therefor from Tenant’s insurance carrier, as assigned by Tenant, the excess costs of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage.”;

10.8. with respect to Section 12 of the Lease: (i) the following shall be added to the end of Sections 12.1 and 12.2, and clause (2) of Section 12.3 of the Lease: “AND NOT INSURED OR REQUIRED TO BE INSURED BY TENANT UNDER THIS LEASE”; and (ii) clause (I) of Section 12.3 thereof shall be deleted and of no further force or effect;

10.9. the text in the second (2”) sentence of the second paragraph of Section 13.3 of the Lease following the semicolon therein shall be deleted and replaced with the following: “(i) Landlord shall be responsible for ADA compliance with respect to the base, shell and core components of the applicable Building (i.e., Building 1 from and after the Effective Date or Building 3 from and after the Relocation Date, as the case may be) and the common areas of the applicable Building (i.e., Building I from and after the Effective Date or Building 3 from and after the Relocation Date, as the case may be) and Project unless the need for such compliance results from any improvements or Alterations made to the Premises (i.e. the Existing

Premises from and after the Effective Date or the Relocated Premises from and after the Relocation Date, as the case may be) by or on behalf of Tenant, the installation of Tenant’s fixtures, furniture and/or equipment in the Premises (i.e., the Existing Premises from and after the Effective Date or the Relocated Premises from and after the Relocation Date, as the case may be) and/or Tenant’s particular manner of use of the Premises (i.e., the Existing Premises from and after the Effective Date or the Relocated Premises from and after the Relocation Date, as the case may be); (ii) Tenant shall be responsible for ADA compliance within the Premises (i.e., the Existing Premises from and after the Effective Date or the Relocated Premises from and after the Relocation Date, as the case may be) required with respect thereto; and (iii) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of ADA “path of travel” requirements triggered by (A) the construction of any Alterations or improvements (including the Tenant Improvements) within the Premises (i.e., the Existing Premises from and after the Effective Date or the Relocated Premises from and after the Relocation Date, as the case may be), (B) the installation of Tenant’s fixtures, furniture and/or equipment in the Premises (i.e., the Existing Premises from and after the Effective Date or the Relocated Premises from and after the Relocation Date, as the case may be) and/or (C) Tenant’s particular manner of use of the Premises (i.e., the Existing Premises from and after the Effective Date or the Relocated Premises from and after the Relocation Date, as the case may be).”;

10.10. the following shall be added after “Permitted Transferees” in the first (1st) sentence of the last paragraph of Section 15 of the Lease: “, so long as such transfer is not a subterfuge by Tenant to avoid its obligations under this Lease”;

10.11. the text “immediately prior to such transfer” in the last sentence of Section 15 of the Lease shall be deleted and replaced with the text “as of the date of execution of the First Amendment”;

10.12. the following shall be added after the end of the last sentence of Section 15 of the Lease: “Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder.”;

10.13. the following shall be added after the end of the second (2nd) sentence of Section 20.1.2 of the Lease: “In the event, and only in the event, that state law requires Landlord to attempt to mitigate damages, Landlord and Tenant agree that any such duty to attempt to mitigate shall be satisfied and Landlord shall be conclusively deemed to have used commercially reasonable efforts to re-let the Premises by doing the following: (i) posting a “For Lease- sign on the Premises, (ii) advising Landlord’s leasing staff of the availability of the Premises and (iii) advising at least one commercial brokerage entity familiar with the market in which the Project is located of the availability of the Premises. Furthermore, if either (A) Landlord decides to re-let the Premises or (B) a duty to re-let is imposed upon Landlord by law, then Landlord shall be required to use only the same efforts Landlord then uses to lease premises in the Project generally. Landlord shall not in any event be required to give any preference or priority to the leasing of the Premises over any other space that Landlord may have available in the Project. Landlord shall not be required to: (I) take any instruction or advice given by Tenant regarding re-letting of the Premises, (2) accept any proposed tenant unless such tenant has a credit worthiness acceptable to Landlord in its sole discretion, (3) accept any proposed tenant unless the proposed use of the Premises by such tenant is acceptable to Landlord in its sole discretion, (4) accept any proposed tenant unless such tenant leases the entire Premises upon terms and conditions satisfactory to Landlord in its sole discretion (after giving consideration to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs), or (5) consent to any assignment or sublease for a period which extends beyond the expiration of the current term or which Landlord would not otherwise be required to consent under this Lease.”;

10.14. the following shall be added after the phrase “DEFAULT BY LANDLORD” in the first (1st) sentence of Section 21.2 of the Lease: “ REGARDLESS OF WHETHER SUCH LIABILITY ARISES FROM THE NEGLIGENCE OR FAULT OF LANDLORD OR ANY PARTY FOR WHOSE ACTIONS LANDLORD IS LEGALLY LIABLE OR FOR WHOSE ACTIONS LANDLORD HAS ASSUMED LIABILITY UNDER THIS LEASE (IF ANY),”;

10.15. the following shall be added to the end of Section 23.1 of the Lease: “NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIAL FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS WILL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES. TENANT WILL DISCLOSE THE FOREGOING PROVISIONS TO ANY CONTRACTOR ENGAGED BY TENANT PROVIDING LABOR, SERVICES OR MATERIAL TO THE PREMISES.”;

10.16. the following shall be added after the phrase “Tenant’s failure” in the last sentence of Section 24.5 of the Lease: “, WHETHER OR NOT DUE TO ITS OWN NEGLIGENCE OR FAULT,”;

10.17. the following shall be added to the end of Section 24.11 of the Lease: “, WHETHER OR NOT DUE TO THE INDEMNIFYING PARTY’S OWN NEGLIGENCE OR FAULT.”;

10.18. Section 3 of the Rider to Lease attached to the Lease is hereby deleted in its entirety and of no further force and effect; and

10.19. Section 7 of Exhibit D attached to the Lease is hereby deleted in its entirety and of no further force and effect.

11. Addresses of Landlord. Landlord’s addresses for notices, as originally set forth in the Basic Lease Information under the Lease, is hereby changed to:

c/o SteelWave, Inc.

4000 East Third Avenue, Suite 600

Foster City, California 94404-4805

Attention: Debra Smith

with a copy to:

c/o SteelWave, Inc.

1660 Wynkoop Street, Suite 1120

Denver, Colorado 80202

Attention: Peter J. Llorente

In addition, Landlord’s address for payment of Rent, as originally set forth in the Basic Lease Infon-nation under the Lease, is hereby changed to:

If sent by US Mail:

Legacy Stonelake JV-T, LLC

PO Box 31001-2196

Pasadena, CA 91110-2196

If sent by overnight courier:

Legacy Stonelake JV-T, LLC

Lockbox # 912196 – Pasadena Tech Center

465 N Halstead St, Ste 160

Pasadena, CA 91107

12. Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc., representing Landlord, and HPI Corporate Services, LLC, representing Tenant (collectively, the “Brokers”), and that it knows of no real estate broker or agent (other than the Brokers) who is entitled to a commission in connection with this First Amendment. Landlord shall pay the brokerage commissions owing to the Brokers in connection with this First Amendment pursuant to the terms of a separate written agreement between Landlord and the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this First Amendment.

13. No Further Modification. Except as set forth in this First Amendment, all of the term-is and provisions of the Lease shall remain unmodified and in full force and effect.

14. Counterparts. This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD:	LEGACY STONELAKE JV-T, LLC, a Delaware limited liability company

Owner

	By:	STEELWAVE, L.P., a California limited partnership, as Property Manager and Agent for Owner

		By:	STEELWAVE, INC., General Partner

			By:	/s/ Hanna Eyal
				Name:	Hanna Eyal
				Its:	Exec. Vice President

TENANT:	EVERSPIN TECHNOLOGIES, INC., A Delaware corporation

	By:	/s/ Jeff Winzeler
		Name:	Jeff Winzeler
		Title:	CFO

By:
Name:
Title:

EXHIBIT A

DEPICTION OF RELOCATED PREMISES

EXHIBIT B

TENANT WORK LETTER

Landlord shall construct certain modifications to the interior of the Relocated Premises pursuant to the Approved Working Drawings in accordance with the following provisions of this Tenant Work Letter.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE RELOCATED PREMISES

Prior to the execution of the First Amendment, Landlord and Tenant have approved a detailed space plan for the construction of certain improvements in the Relocated Premises, a copy of which space plan is attached hereto as Schedule I (the “Final Space Plan”). Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of Building 3. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for Building 3’s standard improvement package items, as determined by Landlord. Within three (3) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent the Working Drawings are inconsistent with the Final Space Plan and only if Tenant delivers to Landlord, within such three (3) business day period, specific changes proposed by Tenant which are consistent with the Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) hereinbelow. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings.” The tenant improvements shown on the Approved Working Drawings shall be referred to herein as the “Tenant Improvements.” Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would: (i) delay the Substantial Completion of the Relocated Premises (as defined below); (ii) increase the costs of the design, pen-nitting or construction of the Tenant Improvements above the costs of the design, permitting and construction of the tenant improvements depicted in the Final Space Plan; (iii) be of a quality lower than the quality of the standard improvement package items for Building 3; and/or (iv) require any changes to the base, shell, and core work or structural improvements or systems of Building 3. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the “Construction Drawings.”

SECTION 2

CONSTRUCTION AND COSTS OF THE TENANT IMPROVEMENTS IN THE RELOCATED PREMISES

Landlord shall cause a general contractor designated by Landlord (the “Contractor”) to (i) obtain all applicable building permits for construction of the Tenant Improvements (collectively, the “Permits”), and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such Permits and all applicable laws in effect at the time of construction, and in good workmanlike manner. Landlord may elect, at its option, to retain Steel Wave CDS, Inc. as the Contractor. SteelWave CDS, Inc. is affiliated with Landlord. Landlord shall pay for the costs of the design, permitting and construction of the Tenant Improvements in an amount up to, but not exceeding, $ 110,840.00 (i.e., $10.00 per rentable square foot of the Relocated Premises) (the “Allowance”). The cost of the design, permitting and construction of the Tenant Improvements shall include Landlord’s construction supervision and management fee in an amount equal to the product of (i) four percent (4%) and (ii) the amount equal to the sum of the Allowance and the Over-Allowance Amount (as such term is defined below.) Notwithstanding the foregoing, no such construction supervision and management fee shall be charged by the Landlord if and to the extent Steel Wave CDS, Inc. is retained as the Contractor hereunder. Tenant shall pay for all costs of the design, permitting and construction of the Tenant Improvements in excess of the Allowance (“Over-Allowance Amount”), which payment shall be made to Landlord in cash within ten (10) business days after Tenant’s receipt of invoice therefor from Landlord and, in any event, prior to the date Landlord causes the Contractor to commence the actions described in the first sentence of this Section 2. If after Tenant pays the Over-Allowance Amount Tenant requests any changes, change orders or modifications to the Approved Working Drawings (which Landlord approves pursuant to Section 1 above) which increase the costs of the design, permitting and construction of the Tenant Improvements, Tenant shall pay such increased cost to Landlord within five (5) business days after Landlord’s request therefor, and, in any event, prior to the date Landlord causes the Contractor to commence construction of the changes, change orders or modifications. In no event shall Landlord be obligated to pay for, nor shall the Allowance be used to pay for, the costs of any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; the costs of such items shall be paid for by Tenant from Tenant’s own funds. Except as otherwise provided hereinbelow, Tenant shall not be entitled to receive in cash or as a credit against any rental or otherwise, any portion of the Allowance not used to pay for the costs of the design, permitting and construction of the Tenant Improvements). Notwithstanding the foregoing to the contrary, provided that: (A) the Relocation Date has occurred; (B) Landlord has completed the Tenant Improvements; and (C) the costs of the design, permitting and construction of the Tenant Improvements are less than the Allowance and Landlord has paid all such costs in full, then, Tenant shall be entitled, by delivery of written notice (the “Base Rent Credit Notice”) to Landlord on or before the date that is ninety (90) days after the Relocation Date, to receive an amount of up to Fifty-Five Thousand Four Hundred Twenty and No/l00 Dollars ($55,420.00) of the then unused balance of the Allowance as a credit against the Base Rent in accordance with this Section 2. The Base Rent Credit Notice shall expressly state the exact amounts of such then unused portion of the

Allowance which Tenant elects to receive as a credit against Base Rent due and payable by Tenant under the Lease, as amended by the First Amendment (the “Base Rent Credit Amount”). If Tenant properly and timely delivers the Base Rent Credit Notice to Landlord, Landlord shall apply the Base Rent Credit Amount against the installment(s) of Base Rent next due and payable under the Lease, as amended by the First Amendment, after taking account of the Relocated Premises Abated Rent (as defined and set forth in Section 3.2 of the First Amendment) until such Base Rent Credit Amount is exhausted.

SECTION 3

READY FOR OCCUPANCY; SUBSTANTIAL COMPLETION OF THE RELOCATED PREMISES

3.1 Ready for Occupancy: Substantial Completion of the Relocated Premises. For purposes of the Lease (as amended by the First Amendment): (i) the Relocated Premises shall be “Ready for Occupancy” upon Substantial Completion of the Relocated Premises; and (ii) “Substantial Completion of the Relocated Premises” shall occur upon the completion of construction of the Tenant Improvements in the Relocated Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of the Contractor.

3.2 Delay of the Substantial Completion of the Relocated Premises. If there shall be a delay or there are delays in the Substantial Completion of the Relocated Premises as a result of any of the following (collectively, “Tenant Delays”):

3.2.1 Tenant’s failure to timely approve the Working Drawings or any other matter requiring Tenant’s approval;

3.2.2 a breach by Tenant of the terms of this Tenant Work Letter or the Lease, as amended by the First Amendment (including, without limitation, any anticipatory breach by Tenant described in Section 4.5 below);

3.2.3 Tenant’s request for changes in any of the Construction Drawings;

3.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the estimated date of Substantial Completion of the Relocated Premises, as set forth in the First Amendment, or which are different from, or not included in, Landlord’s standard improvement package items for Building 3;

3.2.5 changes to the base, shell, and core work, structural components or structural components or systems of Building 3 required by the Approved Working Drawings;

3.2.6 any changes in the Construction Drawings and/or the Tenant Improvements required by applicable laws if such changes are directly attributable to Tenant’s use of the Relocated Premises or Tenant’s specialized tenant improvement(s) (as determined by Landlord); or

3.2.7 any other acts or omissions of Tenant, or its agents, or employees; then, Tenant shall pay to Landlord, as Additional Rent under the Lease, as amended by the First Amendment, a per diem Base Rent equal to the product of $554.20 multiplied by the number of days of such Tenant Delays. Tenant shall deliver such payment to Landlord within thirty (30) days after Tenant’s receipt of such statement from Landlord specifying such Tenant Delays.

SECTION 4

MISCELLANEOUS

4.1 Tenant’s Right to Access Relocated Premises. Subject to the terms hereof and provided that Tenant and its agents do not interfere with Landlord’s and the Contractor’s work in Building 3 and the Relocated Premises, at Landlord’s reasonable discretion, Landlord shall allow Tenant access to the Relocated Premises ten (10) days prior to the Substantial Completion of the Relocated Premises for the purpose of Tenant installing Tenant’s equipment and/or fixtures (including Tenant’s data and telephone equipment) in the Relocated Premises. Prior to Tenant’s entry into the Relocated Premises as permitted by the terms of this Section 4.1, Tenant shall submit a schedule to Landlord and the Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in hannony and not, in any manner, interfere with Landlord or Landlord’s contractors (including the Contractor), agents or representatives in performing work in Building 3 and the Relocated Premises, or interfere with the general operation of Building 3 and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Relocated Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent with respect to the Relocated Premises (until the occurrence of the Relocation Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Relocated Premises in connection with such entry or to any property placed therein prior to the Relocation Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Relocated Premises, including the Tenant Improvements, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. If the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building 3 services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building 3 services at Landlord’s standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Relocated Premises, Building 3 or the Project and against injury to any persons caused by Tenant’s actions pursuant to this Section 4.1.

4.2 Tenant’s Representative. Tenant has designated Jim Everett as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

4.3 Landlord’s Representative. Landlord has designated Andrew Lodeesen as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

4.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

4.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease (as amended by the First Amendment), if an event of default by Tenant of this Tenant Work Letter (which, for purposes hereof, shall include, without limitation, the delivery by Tenant to Landlord of any oral or written notice instructing Landlord to cease the design and/or construction of the Tenant Improvements and/or that Tenant does not intend to occupy the Relocated Premises, and/or any other anticipatory breach of the Lease, as amended by the First Amendment) or the Lease (as amended by the First Amendment) has occurred at any time on or before the Substantial Completion of the Relocated Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease (as amended by the First Amendment), at law and/or in equity, Landlord shall have the right to cause the Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Relocated Premises caused by such work stoppage as a Tenant Delay as set forth in Section 3.2 above), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as amended by the First Amendment (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Relocated Premises caused by such inaction by Landlord as a Tenant Delay). In addition, if the Lease (as amended by the First Amendment) is terminated prior to the Relocation Date due to a default by Tenant as described in Section 19 of the Lease or under this Tenant Work Letter (including, without limitation, any anticipatory breach described above in this Section 4.5), then (A) Tenant shall be liable to Landlord for all damages available to Landlord pursuant to the Lease (as amended by the First Amendment) and otherwise available to Landlord at law and/or in equity by reason of a default by Tenant under the Lease (as amended by the First Amendment) or this Tenant Work Letter, and (B) Tenant shall pay to Landlord, as additional rent under the Lease (as amended by the First Amendment), within five (5) business days after Tenant’s receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto. For purposes of calculating the damages available to Landlord under Section 20 of the Lease, the Relocation Date shall be deemed to be the date upon which the Relocation Date would have otherwise occurred but for such default by Tenant.

4.6 Independent Entities. The terms of this Tenant Work Letter shall not be deemed modified in any respect if Steel Wave CDS, Inc. is retained as the Contractor, it being understood and agreed that Landlord and the Contractor, regardless of the identity of the Contractor, shall at all times remain separate and independent entities and the knowledge and actions of one shall not be imputed to the other.

4.7 Space Plan Allowance. Landlord shall, within thirty (30) days after Landlord’s receipt of an invoice and paid receipts therefor from Tenant, reimburse Tenant for all actual, out-of-pocket costs incurred and paid for by Tenant to Landlord’s architect, Carson Design, for the preparation of a test fit or initial space plan for the Tenant Improvements, in an amount up to, but not exceeding, $1,108.40 (the “Space Plan Allowance”); provided, however, Landlord shall have no such obligation to disburse the Space Plan Allowance to Tenant unless Landlord receives such invoice and paid receipts on or prior to the date that is sixty (60) days after the Relocation Date.

SCHEDULE 1

Final Space Plan

EXHIBIT C

SECOND AMENDMENT TO COMMERCIAL INDUSTRIAL LEASE AGREEMENT

THIS SECOND AMENDMENT TO COMMERCIAL INDUSTRIAL LEASE AGREEMENT (this “Second Amendment”) is made and entered into as of                 , 2016 (the “Effective Date”), by and between LEGACY STONELAKE JV-T, LLC, a Delaware limited liability company (“Landlord”), and EVERSPIN TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Principal Life Insurance Company, an Iowa corporation (“Principal”) and Tenant entered into that certain Commercial Industrial Lease Agreement dated as of May 18, 2012 (the “Original Lease”), pursuant to which Principal leased to Tenant and Tenant leased from Principal that certain office space (the “Original Premises”) commonly known as Suite 100, containing approximately 5,002 rentable square feet located on the first (I51) floor of that certain building located at 4030 West Braker Lane, Building 1, Austin, Texas (the “Building 1”). Building 1 and Building 3 (as defined below) (each, a “Building”) are part of a multi-building project commonly known as “Stonelake” (the “Project”).

B. Landlord succeeded to the interests of Principal as landlord under the Original Lease.

C. Landlord and Tenant entered into that certain First Amendment to Commercial Industrial Lease Agreement dated as of August     , 2016 (the “First Amendment”) pursuant to which the parties, among other things, relocated the Original Premises to approximately 11,084 rentable square feet, commonly known as Suite 360 and located on the third (3rd) floor of that certain building located at 4030 \Vest Braker Lane, Building 3, Austin, Texas (the “Building 3”) (the “Relocated Premises”).

D. The Original Lease and the First Amendment are collectively referred to herein as the “Lease.”

E. Except as otherwise set forth herein, all capitalized terms used in this Second Amendment shall have the same meaning as given such terms in the Lease.

F. Landlord and Tenant desire to amend the Lease to confirm the Relocation Date, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that: (i) Landlord has delivered the Relocated Premises to Tenant Ready for Occupancy: and (ii) the Relocation Term commenced as of                  (the “Relocation Date”) for a term of sixty-four (64) months expiring on                  (the “Relocation Term Expiration Date”), unless sooner terminated as provided in the Lease.

2. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first written.

LANDLORD:	LEGACY STONELAKE JV-T, LLC, a Delaware limited liability company

Owner

	By:	STEELWAVE, L.P., a California limited partnership, as Property Manager and Agent for Owner

		By:	STEELWAVE, INC., General Partner

By:
				Name:	Hanna Eyal
				Its:	Exec. Vice President

TENANT:	EVERSPIN TECHNOLOGIES, INC., A Delaware corporation

By:
Name:
Title:

By:
Name:
Title: